Exhibit 99.1

AT THE COMPANY	AT FTI CONSULTING
Marc S. Goldfarb Senior Vice President & General Counsel	Jennifer Milan / Daniel Haykin General Information
201-405-2454	212-850-5600

FOR IMMEDIATE RELEASE

KID BRANDS APPOINTS JAMES CHRISTL AS CHIEF FINANCIAL OFFICER;

GUY PAGLINCO DEPARTING TO PURSUE OTHER OPPORTUNITIES

East Rutherford, N.J. – May 29, 2013 – Kid Brands, Inc. (NYSE: KID) today announced that the Company has appointed James Christl as Senior Vice President and Chief Financial Officer, effective immediately. Guy Paglinco has resigned from his position as Chief Financial Officer to pursue other opportunities. Mr. Paglinco has agreed to remain a full-time employee of the Company through July 5, 2013 to support a smooth transition and he will be available for up to 6 months thereafter to provide additional assistance if requested.

Raphael Benaroya, President and CEO, commented, “Guy is a top-rate financial professional with strong analytical skills who was deeply involved in all aspects of finance and accounting for the Company. On behalf of the Board of Directors and everyone at Kid Brands, I recognize Guy for his many contributions and dedication during his years with the Company. We appreciate his agreement to remain with Kid Brands through a transition period to ensure a seamless transition and we wish him all the best in his future endeavors.”

Mr. Paglinco stated, “I have truly enjoyed my experience at Kid Brands and am grateful to have had the opportunity to work with many talented individuals. I believe the Company is well positioned to make continued progress on the initiatives we have been implementing over the past year to transform the business.”

Mr. Christl is a seasoned executive with 20 years of experience in finance and accounting and has a proven track record in global corporations across diverse industries including consumer goods, retail, and manufacturing. Prior to joining Kid Brands, Mr. Christl served for six years in two divisional Chief Financial Officer positions at Warnaco Group, most recently of Heritage Brands, which generated approximately $650 million in annual revenue. From 2003 to 2007, he held the position of Chief Financial Officer of a $400 million division of Technicolor, SA focusing on media, technology and entertainment. Earlier in his career, Mr. Christl held roles of increasing responsibility across all facets of finance and accounting, including business development, treasury, tax, SEC reporting, information technology, human resources, real estate, planning, production, restructuring, as well as mergers and acquisitions. He started his career in public accounting at Deloitte & Touche LLP, and is a Certified Public Accountant. Mr. Christl earned an M.B.A. in Finance from Loyola Marymount University, and a B.A. in Business Economics with emphasis in Accounting from the University of California Santa Barbara.

Kerry Carr, Chief Operating Officer, stated, “We are very pleased that James has accepted the role of Chief Financial Officer and welcome him to Kid Brands. He brings outstanding qualifications and expertise in all aspects of finance and accounting, as well as experience in the consumer goods industry. Additionally, James possesses important leadership, process development and management skills that I believe will help further enhance the Company’s financial disciplines. We are confident he will be a valuable addition to our team.”

Mr. Christl commented, “This is an exciting time to be joining Kid Brands. The Company continues to progress on its sales and operational initiatives aimed at transforming and improving the business, and is guided by a talented leadership team. I look forward to the opportunity to help the Company achieve long-term success.”

The terms of the employment arrangement between the Company and Mr. Christl, as well as the terms of Mr. Paglinco’s transition agreement, will be described in a Current Report on Form 8-K to be filed by the Company.

Kid Brands, Inc.

Kid Brands, Inc. and its subsidiaries are leaders in the design, development and distribution of infant and juvenile branded products. Its design-led products are primarily distributed through mass market, baby super stores, specialty, food, drug, independent and e-commerce retailers worldwide.

The Company’s current operating subsidiaries consist of: Kids Line, LLC; LaJobi, Inc; Sassy, Inc.; and CoCaLo, Inc. Through these wholly-owned subsidiaries, the Company designs, manufactures (through third parties) and markets branded infant and juvenile products in a number of complementary categories including, among others: infant bedding and related nursery accessories and décor and nursery appliances (Kids Line® and CoCaLo®); nursery furniture and related products (LaJobi®); and developmental toys and feeding, bath and baby care items with features that address the various stages of an infant’s early years, including the recently acquired Kokopax® line of baby gear products (Sassy®). In addition to the Company’s branded products, the Company also markets certain categories of products under various licenses, including Carter’s®, Disney®, Graco® and Serta®. Additional information about the Company is available at www.kidbrands.com.

Note: This press release contains certain forward-looking statements. Additional written and oral forward-looking statements may be made by the Company from time to time in Securities and Exchange Commission (SEC) filings and otherwise. The Private Securities Litigation Reform Act of 1995 provides a safe-harbor for forward-looking statements. These forward-looking statements include statements that are predictive in nature and depend upon or refer to future events or conditions, and include, but are not limited to, information regarding the status and progress of our operating activities, the plans and objectives of our management and assumptions regarding our future performance, operating expenses, working capital needs, liquidity and capital requirements, business trends and competitiveness. Forward-looking statements include, but are not limited to, words such as “believe”, “plan”, “anticipate”, “estimate”, “project”, “may”, “planned”, “potential”, “should”, “will”, “would”, “could”, “might”, “possible”, “contemplate”, “continue”, “expect”, “intend”, “seek” or the negative of or other variations on these and other similar expressions. In addition, any statements concerning future financial performance, ongoing business strategies or prospects, and possible future actions, are also forward-looking statements. The Company cautions readers that results predicted by forward-looking statements, including, without limitation, those relating to our future business prospects, revenues, working capital, liquidity, capital needs, interest costs and income are subject to certain risks and uncertainties that could cause actual results to differ materially from those indicated in the forward-looking statements. Specific risks and uncertainties include, but are not limited to, those set forth under Part I, Item 1A, Risk Factors, of the Company’s most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, each as filed with the SEC. Forward-looking statements are also based on economic and market factors and the industry in which we do business, among other things. These statements are not guarantees of future performance. Forward-looking statements speak only as of the date the statements are made. Except as required under the federal securities laws and rules and regulations of the SEC, the Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

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